Exhibit 99.2

RLH CORPORATION PROVIDES UPDATE ON EXPECTIONS FOR ASSET SALES

DENVER (August 5, 2019) — RLH Corporation (NYSE:RLH) today provided an update on its owned and leased hotel assets. The Company has been actively engaged in the marketing process for various hotel assets since October 2017.

In early 2019, the Company began marketing three assets for sale, specifically, Red Lion Airport Hotel Atlanta, the Hotel RL Washington DC and Red Lion Anaheim Resort. While the sales market for hotels has slowed, the Company remains encouraged by the progress made on the marketing of these three hotels. The Company is in negotiations on various letters of intent or purchase and sale agreements on these assets. It is anticipated the Company will commence marketing the remaining fee simple hotels which include, Hotel RLs in Olympia, Salt Lake City and Baltimore in the next six to twelve months.

Estimated gross proceeds from the six unsold hotels are expected to be in the range of $80 to $100 million with net proceeds to RLH of $30 to $40 million. Of these 6 unsold hotels, 2 are wholly owned or leased and 4 are owned through joint ventures. A portion of these proceeds will be used to retire up to $15.2 million of corporate level debt.

The remaining two hotels being operated by the Company are the Red Lion Hotel Kalispell and the Red Lion Hotel SeaTac. These two hotels are subject to short term leases and due to the current terms of the leases, the hotels do not currently lend themselves to the sales marketing process. It is the Company’s intent to operate these hotels through the end of the current lease terms and continue to look for alternatives to monetize the value of these assets.

To increase focus on its franchising business strategy, in October 2017, the Company disclosed its intent to sell 11 of its Company joint venture owned hotel properties. From the time of its announcement, to the last sale in the third quarter of 2018, the Company completed 9 of the 11 asset sales generating gross proceeds of over $116 million and net proceeds to RLH of $36.6 million after consideration for market related costs and fees, debt retirement and joint venture distributions. In March 2019, the Company placed $16.6 million of mortgages on the Hotel RLs in Olympia and Salt Lake City, the remaining two hotels of the original eleven hotels marketed, to partially monetize the assets. RLH received approximately $9.1 million of proceeds from the mortgages and used $4.2 million to reduce corporate level debt.

The timing and proceeds of the hotel sales are subject to buyer negotiation, market conditions and the availability of buyer financing, the Company cannot ensure that the timing or proceeds will be achieved and both timing and proceeds are subject to change. RLH is providing this summary as incremental disclosure.

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

About RLH Corporation

RLH Corporation is an innovative hotel company focused on the franchising of upscale, midscale and economy hotels. The company focuses on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2018, and in other documents filed by the Company with the Securities and Exchange Commission.

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Investor Relations Contact:

Evelyn Infurna

Investor Relations

203-682-8265

investorrelations@rlhco.com